 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-283249
PROSPECTUS
UP TO 11,500,000 ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS
UP TO 34,415,562 ORDINARY SHARES OFFERED BY SELLING SECURITYHOLDERS
OF
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
This prospectus relates to the issuance by Baird Medical Investment Holdings Limited (“we,” “us,” “Baird Medical” or the “Company”) of up to 11,500,000 ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”), issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of US$11.50, which were issued on October 1, 2024 (the “Closing Date”) in exchange for the public warrants of ExcelFin Acquisition Corp. (“ExcelFin”) that were issued in the initial public offering of ExcelFin (the “Public Warrants” or “Warrants”).
This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical Investment Holdings Limited (“Betters Medical”), which were issued to Betters Medical in connection with the business combination with ExcelFin (the “Business Combination”) valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure (the “Pro Rata Distribution”) on June 25, 2025; such shares, taking into account the Business Combination, would be deemed as acquired by such shareholders (other than our founder) at a price ranging from approximately RMB1.4 to RMB33.6 per share; see “Selling Securityholders” for details; (2) 6,028,406 issued and outstanding Ordinary Shares issued to ExcelFin SPAC LLC (the “Sponsor”) and certain other shareholders of ExcelFin (the “Sponsor Shares”), comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by J.V.B. Financial Group, LLC (“Cohen”), which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by Grand Fortune Capital, LLC (“GFC”) upon conversion of 290,000 issued and outstanding Series A Convertible Preferred Shares (the “GFC Shares”) acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the Amended and Restated Articles of Association of Baird Medical; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), which were issued to Grand Fortune valued at US$6.75 per share.
The securities registered herein are identified in this prospectus as the Registered Securities. We are registering the offer and sale of the Registered Securities, in part, to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the Registered Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Registered Securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Registered Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the Registered Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” and assuming the Earnout Shares will be vested, the Selling Securityholders can sell, under this prospectus, up to 34,415,562 Ordinary Shares constituting (on a post-exercise basis) approximately 63.8% of our issued and outstanding Ordinary Shares as of August 5, 2026 (assuming the exercise of all of our outstanding Warrants and full conversion of GFC Shares into 290,000 Ordinary Shares). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at US$1.07 on August 5, 2026, the holders of Sponsor Shares may experience a potential profit of up to US$1.066 per share; and certain shareholders of Betters Medical following the Pro Rata Distribution may experience a potential profit of up to US$0.88 per share. The holders of Public Warrants may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds US$11.50 per share. However, the public holders of our securities may not experience a similar rate of return on the securities they purchase due to differences in the applicable purchase price and trading price. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
We will not receive any proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at US$1.07 on August 5, 2026, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe the warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Our Ordinary Shares and our Warrants to purchase Ordinary Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “BDMD” and “BDMD W,” respectively. On August 5, 2026, the closing price for our Ordinary Shares on Nasdaq was US$1.07, and the closing price for our Warrants on Nasdaq was US$0.047.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Baird Medical is a Cayman Islands holding company and not a Chinese operating company. We carry out our business in China through our wholly-owned PRC subsidiaries. We face various legal and operational risks and uncertainties associated with being based in or having substantially all of our operations in China. We are subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with very short notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For instance, we face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in our operations and the value of the Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 24, 2026, as amended by Amendment No. 1 on Form 20-F/A filed with the SEC on July 27, 2026 (the “2025 20-F”).
We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act 2023 (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. We dismissed Marcum Asia CPAs LLP (“Marcum Asia”) and appointed Kreit & Chiu CPA LLP (“Kreit & Chiu”) as our independent registered public accounting firm, effective from January 24, 2025. We subsequently dismissed Kreit & Chiu and appointed Guangdong Prouden CPAs GP (“Guangdong Prouden”) as our independent registered public accounting firm. Marcum Asia and Kreit & Chiu, our former auditors, are independent public accounting firms registered with the PCAOB, are headquartered in the United States, and were not identified in the PCAOB’s 2021 determination report. Our current auditor, Guangdong Prouden, is an independent registered public accounting firm registered with the PCAOB, is headquartered in Guangzhou, China, and is subject to PCAOB inspections on a regular basis. Guangdong Prouden is not identified in the report issued by PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA, the Ordinary Shares will be delisted from the Nasdaq Stock Market and will not be permitted for trading over the counter either. The related risks and uncertainties could cause the value of the Ordinary Shares to significantly decline or become worthless. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment” in our 2025 20-F.
Cash may be transferred among Baird Medical and our PRC subsidiaries, in the following manners: (1) funds may be transferred to our PRC subsidiaries from Baird Medical as needed through our subsidiaries in the British Virgin Islands (“BVI”) and Hong Kong in the form of capital contribution or shareholder loan, as the case may be; (2) dividends or other distributions may be paid by our PRC subsidiaries to Baird Medical through our subsidiaries in the BVI and Hong Kong; and (3) our PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. In 2023, 2024 and 2025, there was no cash transfer within our organization, and no assets other than cash were transferred within our organization. As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. For details, see “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Cash and asset flows through our organization.” We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company and subsidiaries. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations. See “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Dividend distribution and taxation.”
On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. We completed the filing procedures in connection with the Business Combination under the Overseas Listing Trial Measures on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. We are not required to complete the CSRC filing procedures and obtain the CSRC approval under the Overseas Listing Trial Measures in connection with the resale of Registered Securities as described in this prospectus, because the resale of Registered Securities, including the Ordinary Shares issuable from the exercise of Warrants, does not involve the issuance of new securities of our Company that have not been previously included in our filing with the CSRC in connection with the Business Combination.
Pursuant to the Overseas Listing Trial Measures, we may need to complete filing procedures for future offshore fund-raising activities, including conducting follow-on offering in the United States. Any failure or perceived failure by us to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against us and could materially hinder our ability to raise fund overseas. In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement or otherwise tightening the regulations on companies with contractual arrangements. If we violate or are deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on our operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition and results of operations, as well as the trading price of our Ordinary Shares. See “Prospectus Summary — Regulatory Matters” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing” in our 2025 20-F.
To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong subsidiary, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of Baird Medical and our subsidiaries to transfer cash or assets. The PRC government imposes certain restrictions on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Baird Medical and our PRC subsidiaries or the investors. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by our PRC subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baird Medical and our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baird Medical and our PRC subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Cash and asset flows through our organization,” “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit the ability of us to utilize our net revenues effectively and our ability to transfer cash among the group, across borders, and to investors and affect the value of your investment” in our 2025 20-F.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports.
We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider short-swing profit rules. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED AUGUST 17, 2026

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Baird Medical Investment Holdings Limited filed with the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we and the Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered and other information you should know before investing. Any prospectus supplement that we file in connection with any specific offering by us or the Selling Securityholders may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read this prospectus, any applicable prospectus supplement, together with the additional information about us described in the section below entitled “Where You Can Find More Information About Us” and “Information Incorporated by Reference.” You should rely only on information contained in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires,
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“China” and “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region; however, the legal and operational risks associated with operating in China discussed in this prospectus also apply to operations in the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

•
“RMB” and “Renminbi” refers to the legal currency of China;

•
“shares” and “Ordinary Shares” refers to our ordinary shares, par value US$0.0001 per share;

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“US$” and “U.S. dollars” refers to the legal currency of the United States of America; and

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“we,” “us,” “our company,” “our,” and “our group” refers to Baird Medical Investment Holdings Limited, our Cayman Islands holding company, its predecessor entity and its subsidiaries, as the context requires.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” our consolidated financial statements and the related notes, and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.
Business Overview
We are a specialized healthcare innovator dedicated exclusively to thyroid related diseases. By combining extensive clinical understanding with cutting-edge technologies, we aim to transform traditional thyroid treatment through intelligent, non-invasive solutions. Our mission is to build an ecosystem that spans the entire treatment process, spanning from early screening and diagnosis to robotic-assisted ablation and post-treatment care.
Our core strengths lie in our successful development and commercialization of the thyroid microwave ablation system, as well as our active R&D pipeline featuring AI-integrated robotic systems. Our approach integrates hardware innovation, software intelligence and a comprehensive system mindset, positioning us to lead in a highly specialized and globally significant market.
What set us unique are our category focus, our full-stack technology strategy and our proven regulatory and commercial execution. Backed by a vision to deliver safer, faster, and more accurate thyroid care to patients worldwide, we are positioned to become the first global platform company dedicated to precision thyroid health.
Microwave ablation is a minimally invasive treatment technique that denaturalizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation treatments have been applied to benign and malignant tumors, and we believe they are safer, less invasive and easier to operate with faster recovery periods and lower complication rates for patients, as compared to traditional treatment methods such as surgery, radiotherapy, interventional radiology, chemotherapy, targeted therapy and immunotherapy. We are not aware of any research suggesting that such traditional treatments can also prevent cancer progression by curbing benign tumors from developing into malignant tumors. The type of tumor treatment depends on the patient’s individual circumstances, including the size and characteristics of the tumor, the desired outcome, and the acceptable cost. Some types of benign tumors have the potential of transforming into malignant ones through a process known as “cancer progression.” Microwave ablation treatments can help to prevent cancer progression by curbing a benign tumor from developing into a malignant tumor, and management believes that patients diagnosed with benign tumors are inclined to seek tumor removal to avoid the risks of cancer progression.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. Our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules, and one registration certificate for Class II medical devices in the PRC. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures.
Through our research and development team, led by our co-chief technical officers, Mr. Rongjian Lu, and our research and development partners, including Nanjing Forestry University and Zhuhai People’s Hospital, we have focused our development efforts on additional types of microwave ablation medical devices to meet market demand, and have also developed a product pipeline to achieve more extensive products offering.
Our products are ultimately sold to hospitals through direct sales, deliverers, or distributors. Benefiting from our distributors’ established channels and resources, we have been able to cut costs and time in reaching target markets compared to the costs and time required to distribute those products through direct sales. With a network of qualified deliverers, we have been able to sell products to a large group of hospitals. With our solid and strategically managed network of deliverers and distributors and close collaboration with medical associations and doctors through our sales and marketing efforts, we have seen the number of hospitals in China purchasing our products increase from approximately 430 in 2022 to approximately 614 in 2025, with the number of Grade III hospitals (the highest tier hospitals in China) increasing from approximately 250 in 2022 to approximately 329 in 2025, respectively.
We had revenue of US$31.5 million, US$37.0 million and US$22.5 million in 2023, 2024 and 2025, respectively. We had net income of US$10.7 million and US$12.6 million and net loss of US$27.5 million in 2023, 2024 and 2025, respectively.
Our principal executive office is Room 202, 2/F, Baide Building, Building 11, No. 15, Rongtong Street, Yuexiu District, Guangzhou, People’s Republic of China and its telephone number is +86 20 8218-5926. Our website address is bairdmed.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.
The following diagram depicts a simplified organizational structure of the Company as of the date of this prospectus.
Implication of Being a Company with the Holding Company Structure
Baird Medical is a Cayman Islands holding company with no material operations of its own. We conduct our operations primarily through our wholly-owned PRC subsidiaries in China. As a result, Baird Medical’s ability to pay dividends to the shareholders and to service any debt we may incur may highly depend upon dividends paid by our PRC subsidiaries, despite that we may obtain financing at the holding company level through other methods. For instance, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us and the investors.
Under PRC laws and regulations, our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Remittance of dividends by our PRC subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baird Medical and our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baird Medical and our PRC subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit the ability of us to utilize our net revenues effectively and our ability to transfer cash among the group, across borders, and to investors and affect the value of your investment” in our 2025 20-F.
Cash and asset flows through our organization
Under PRC laws and regulations, we, the Cayman Islands holding company, may fund our PRC subsidiaries only through capital contributions or loans, subject to satisfaction of applicable government registration and approval requirements. In 2023, 2024 and 2025, there was no cash transfer within our organization, and no assets other than cash were transferred within our organization. As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company and subsidiaries. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations.
Dividend distribution and taxation
As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Subject to the “passive foreign investment company” rules, the gross amount of any distribution that we make to a U.S. holder with respect to the Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax.
The Holding Foreign Companies Accountable Act
The HFCAA was enacted on December 18, 2020. Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in

2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.
We have engaged a series of independent registered public accounting firms. We dismissed Marcum Asia and appointed Kreit & Chiu as our independent registered public accounting firm, effective from January 24, 2025. We subsequently dismissed Kreit & Chiu and appointed Guangdong Prouden as our independent registered public accounting firm. Marcum Asia, our former auditor, is an independent public accounting firm registered with the PCAOB. Marcum Asia is headquartered in the United States and is currently subject to PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB in 2021. Kreit & Chiu, another former auditor, is an independent public accounting firm registered with the PCAOB, headquartered in New York, and was not identified in the determination report made by the PCAOB on December 16, 2021. Our current auditor, Guangdong Prouden, is an independent registered public accounting firm registered with the PCAOB and is subject to PCAOB inspections on a regular basis. Guangdong Prouden was not identified in the PCAOB’s 2021 determination report as a firm subject to the PCAOB’s determination.
However, whether the PCAOB will re-evaluate its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and to pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2024 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, the Ordinary Shares will be delisted from the Nasdaq Stock Market, and Ordinary Shares will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. The related risks and uncertainties could cause the value of the Ordinary Shares to significantly decline or become worthless. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment” in our 2025 20-F.
Regulatory Matters
CSRC Filing
On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures have comprehensively reformed the prior regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.
According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.
The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.
Guidance for Application of Regulatory Rules — Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. We completed the filing procedures in connection with the Business Combination under the Overseas Listing Trial Measures on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. We are not required to complete the CSRC filing procedures and obtain the CSRC approval under the Overseas Listing Trial Measures in connection with the resale of Registered Securities as described in this prospectus, because the resale of Registered Securities, including the Ordinary Shares issuable from the exercise of Warrants, does not involve the issuance of new securities of our Company that have not been previously included in our filing with the CSRC in connection with the Business Combination.
Pursuant to the Overseas Listing Trial Measures, we may need to complete filing procedures for future offshore fund-raising activities, including conducting follow-on offering in the United States. Any failure or perceived failure by us to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against us and could materially hinder our ability to raise fund overseas. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing” in our 2025 20-F.
On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:
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in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

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during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact

(i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and
•
working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by us to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in us being held legally liable by competent authorities.
Regulatory Licenses for Our Operations in China
We have obtained (1) five registration certificates for microwave ablation therapeutic apparatus; (2) a number of registration certificates for microwave ablation needles; and (3) one registration certificate for disposable sterile biopsy needle. On May 25, 2021, we obtained the Manufacture License for Class II and Class III Medical Devices for its existing microwave ablation products in China, which is valid until May 24, 2026. We do not believe that the 2022 Supervisory and Administrative Measures for Production will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by us on May 25, 2021, which remains applicable and is sufficient for us to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, we passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, we applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2025 20-F for details.
Risk Factor Summary
Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, results of operations, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Forward-Looking Statements.”
Risks Related to Our Business and Industry
Risks and uncertainties relating to our business and industry include, but are not limited to, the following:
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Our limited operating history may not be indicative of its future growth and makes it difficult to predict our future prospects, including business and financial performance.

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Our historical operating results may not be representative of future performance.

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We may be unable to obtain, maintain or renew the regulatory filings and registration certificates needed to commercialize its microwave medical devices in a timely manner, or at all.

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We may not be able to maintain or renew all the permits, licenses and certificates required for our business and operations.

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We may fail to maintain or renew its relationship with existing distributors and customers, or maintain our sales network.

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Our sales may be affected by the level of medical insurance reimbursement available to patients using our products.

Risks Related to Doing Business in China
We face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer our securities to investors, and cause the value of our securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:
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Chinese government has significant authority to intervene or influence our operations at any time, and to exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities,” “— Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment,” and “— The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing” in our 2025 20-F.

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Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect auditors who are located in mainland China and Hong Kong. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment” in our 2025 20-F.

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We are subject to impact from PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities,” and “— Adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business” in our 2025 20-F.

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We are subject to uncertainties with respect to the PRC legal system, including such relating to the enforcement of rules and regulations in China and the risk that rules and regulations can change quickly with little advance notice. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect our business” in our 2025 20-F.

Risks Related to Our Securities and this Offering
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The price of our securities may be volatile, and the value of our securities may decline.

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The Warrants to purchase Ordinary Shares will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

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Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

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We will be a foreign private issuer, and as a result, will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

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As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, and will conduct substantially all of our operations in China, and a majority of our directors and executive officers will reside outside of the United States.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which we have total annual gross revenue of at least US$1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which we have issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, we are permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, our shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider short-swing profit rules.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Our Securities” section of this prospectus contains a more detailed description of the Ordinary Shares.
Issuance of Ordinary Shares Pursuant to Exercise of Warrants
Ordinary Shares issued and outstanding prior to exercise of all Warrants
42,208,763 Ordinary Shares
Ordinary Shares issuable upon exercise of all Warrants registered herein
11,500,000 Ordinary Shares
Use of proceeds
We will receive up to an aggregate of US$132,250,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is US$11.50 per share, subject to adjustment as described herein. The closing price of Ordinary Shares on Nasdaq on August 5, 2026 was US$1.07 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price for our Ordinary Shares at US$1.07 on August 5, 2026, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. To the extent that we receive any net proceeds in connection with the exercise of Warrants, we expect to use such net proceeds for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Resale of Ordinary Shares
Ordinary Shares offered by the Selling Securityholders
Up to 34,415,562 Ordinary Shares, consisting of 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, 6,028,406 issued and outstanding Sponsor Shares, 50,000 issued and outstanding Ordinary Shares held by Cohen, 290,000 Ordinary Shares upon conversion of 290,000 GFC Shares in accordance with the terms of the Amended and Restated Articles of Association of the Company, and 583,529 issued and outstanding Ordinary Shares held by Grand Fortune Capital (H.K.) Company Limited.
Use of proceeds
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.
Offering price
The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Warrants issued and
outstanding
11,500,000 Warrants

Dividend Policy
We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
Market for our Ordinary Shares and Warrants
Our Ordinary Shares and Warrants are listed on Nasdaq under the trading symbols “BDMD” and “BDMD W,” respectively.
Risk factors
Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
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our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 24, 2026, as amended by Amendment No. 1 on Form 20-F/A filed with the SEC on July 27, 2026; and

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with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our annual report for the year ended December 31, 2025 filed with the SEC on April 24, 2026, as amended by Amendment No. 1 on Form 20-F/A filed with the SEC on July 27, 2026, contains a description of our business and audited consolidated financial statements with reports by independent auditor. The consolidated financial statements are prepared and presented in accordance with the U.S. GAAP.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Room 202, 2/F, Baide Building, Building 11, No. 15
Rongtong Street, Yuexiu District, Guangzhou, Peoples Republic of China
(86) 20 8218-5926
You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations as set forth in this prospectus.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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the outcome of any legal proceedings that have been or may be instituted against us;

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the ability to maintain the listing of the Ordinary Shares on Nasdaq;

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our markets are rapidly evolving and may decline or experience limited growth;

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our ability to retain and expand our customer base;

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our ability to compete effectively in the markets in which we operate;

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failure to maintain and enhance our brand;

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the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to our operations; and

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the other matters described in the section titled “Risk Factors.”

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult.
Market and industry data used throughout this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, such estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus may adversely affect us.

RISK FACTORS
Investing in the securities involves risk. Before investing in any of the securities that may be offered or sold pursuant to this prospectus, you should carefully consider the risk factors and uncertainties described in this section related to this offering, and those under the heading “Item 3. Key Information — D. Risk Factors” in our 2025 20-F, which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any or documents incorporated by reference. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of the securities to decline. You could lose all or part of your investment.
Risks Related to Our Securities and this Offering
The price of our securities may be volatile, and the value of our securities may decline.
We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to the market price at which our securities traded immediately after the Business Combination or to any other established criteria of the value of our business and prospects, and the market price of our securities may fluctuate substantially and may be lower than the price agreed by ExcelFin and us in connection with the Business Combination. In addition, the trading price of our securities has been and is likely to continue to be volatile, and could fluctuate widely in response to various factors, some of which are beyond its control. The volatility of and fluctuations in the trading price of our Ordinary Shares could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of our securities include the following:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our business;

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announcements by our or our competitors of significant business developments, acquisitions or new offerings;

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sales of our securities by our shareholders or warrant holders, including the sales of the Registered Securities as described in this prospectus, as well as the anticipation of lockup releases;

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significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

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our involvement in material litigation;

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conditions or developments affecting the medical technology industry in China;

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changes in senior management or key personnel;

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the trading volume of our securities;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The Warrants to purchase the Ordinary Shares will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were assumed by us and converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will expire five years after the completion of the Business Combination. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The Assumed Public Warrants may be exercised only for a whole number of the Ordinary Shares. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of the Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Ordinary Shares. The exclusive forum provision in the amended and restated warrant agreement can result in increased costs to investors to bring a claim.
The warrant agreement relating to the Assumed Public Warrants provides that we agree that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Assumed Public Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.
In connection with the Business Combination, we entered into the A&R Warrant Agreement on October 1, 2024, which relates to the Assumed Public Warrants. The A&R Warrant Agreement provides that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our securities.
The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against us and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Our Warrants may never be in the money, and they may expire worthless.
The exercise price for our Warrants is US$11.50 per share (subject to adjustment as described herein), which exceeds the closing price of the Ordinary Shares of US$1.07 per share on August 5, 2026. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of the Ordinary Shares. If the market price for the Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants.
We may redeem your unexpired Assumed Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Assumed Public Warrants worthless.
After the Closing, we have the ability to redeem the outstanding Assumed Public Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, if, among other things, the last reported sale price of the Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). If and when the Assumed Public Warrants become redeemable, we may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Assumed Public Warrants as described above could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of the Assumed Public Warrants.
Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Class A Ordinary Shares to decline.
The sale of the Registered Securities in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of the Registered Securities may cause the market price of our securities to drop significantly, even if our business is doing well.
Following the expiration of the applicable lock-up period described in this prospectus and as restrictions on resale end and registration statements are available for use, the market price of the Ordinary Shares could decline if the holders of restricted or locked-up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of the Ordinary Shares in the public market could occur at any time following the expiration of the applicable lock-up period described in this prospectus. These sales, or the perception in the market that the holders of a large number of Registered Securities intend to sell such shares, could reduce the market price of the Ordinary Shares.
This prospectus relates to the potential offer and sale from time to time by the Selling Securityholders of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, which were issued to Betters Medical in connection with the Business Combination valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure on June 25, 2025; (2) 6,028,406 issued and outstanding Sponsor Shares, comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by Cohen, which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by GFC upon conversion of 290,000 GFC Shares acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the terms of the Amended and Restated Articles of Association of the Company; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), which were issued to Grand Fortune valued at US$6.75 per share.
Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” and assuming the Earnout Shares will be vested, the Registered Securities being offered for resale pursuant to this prospectus by the Selling Securityholders include up to 34,415,562 Ordinary Shares, constituting (on a post-exercise basis) approximately 70.9% of our issued and outstanding Ordinary Shares as of the date of this prospectus (assuming the exercise of all of our outstanding Warrants and full conversion of GFC Shares into 290,000 Ordinary Shares). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at US$1.07 on August 5, 2026, the holders of Sponsor Shares may experience a potential profit of up to US$1.066 per share; and certain shareholders of

Betters Medical following the Pro Rata Distribution may experience a potential profit of up to US$0.88 per share. The holders of Public Warrants may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds US$11.50 per share.
Public securityholders who purchased our securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase price and the potential trading price at which they may be able to sell. Given the substantial number of the Registered Securities for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of the Registered Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of the Registered Securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
We are a foreign private issuer, and as such are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
We currently report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act imposing liability on insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.
Our securities are listed on the Nasdaq Stock Market. The Nasdaq Stock Market corporate governance listing standards permit a foreign private issuer such as us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards.
For instance, we are not required to:
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have a majority of the board be independent;

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have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

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have regularly scheduled executive sessions with only independent directors each year.

We do not intend to have a majority of the board be independent or hold annual meeting of shareholders. We may also continue to rely on this and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so, our shareholders may be afforded less protection than they otherwise would have under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, and will conduct substantially all of our operations in China, and a majority of our directors and executive officers will reside outside of the United States.
We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct a majority of our operations through our PRC subsidiaries. Substantially all of our assets are located outside of the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.
In addition, our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of investors to take action against our directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (save for the memorandum and articles of association, the register of mortgages and charges, and special resolutions of our shareholders). Our directors have discretion under the Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “— As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.”
As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.
The Amended and Restated Memorandum and Articles of Association contain certain provisions, including anti- takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Amended and Restated Memorandum and Articles of Association contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for the Ordinary Shares, and therefore depress the trading price of the Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by us or taking other corporate actions, including effecting changes in our management. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.
The price of our securities has fluctuated and may continue to fluctuate significantly due to the market’s reaction to our financial performance, results of operations and general market and economic conditions. A substantial amount of our Ordinary Shares are subject to transfer restrictions following the Business Combination. An active trading market for our securities may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of its financial reports. Additionally, if our securities are delisted from the Nasdaq Stock Market and are quoted on over-the-counter market, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or competitors, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline.
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase our compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate our future securities offerings, resulting in difficulties in our capital-raising efforts.
On July 30, 2021, in response to the regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, we may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, resulting in difficulties in our capital-raising efforts.
The issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We also expect to grant equity awards to key employees under the 2024 Equity Incentive Plan. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Ordinary Shares to decline.
We do not intend to pay dividends before we become profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Ordinary Shares.
We do not intend to pay any cash dividends before we become profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of the Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
We are an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We do not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which we have total annual gross revenue of at least US$1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which we have issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period.
Investors may find our securities less attractive, and there may be a less active trading market for our securities, and the price of such securities may be more volatile.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the continued listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. Our involvement in a class action suit could divert a significant amount of our management’s attention and other resources from our business, which could harm our results of operations and require us to incur significant expenses to defend the suit.
Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.
If we are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. holders may experience adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For purposes of making these determinations, a company is generally treated as directly earning a pro rata share of the income (and directly owning a pro rata share of the assets) of any entity in which it is considered to own at least 25% of the shares by value. The determination of whether we will be treated as a PFIC for the current taxable year will depend on a number of factors, including the amount of cash held by ExcelFin and Betters Medical and its subsidiaries, among others. Accordingly, there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in the current taxable year or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in our composition, the composition of our income or the composition of its assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. If we are a PFIC for any taxable year, a U.S. holder of our securities may be subject to adverse tax consequences and may incur certain information reporting obligations.
The IRS may not agree that we (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation generally is considered to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, we would be classified as a non-U.S. corporation (and, therefore, we would not be a U.S. tax resident) for U.S. federal income tax purposes because we are incorporated under the laws of the Cayman Islands. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. holders could be subject to U.S. withholding tax. In addition, even if we are not treated as a U.S. corporation, we may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former ExcelFin stockholders exceeds a threshold amount. If it were determined that we are treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends by us would not qualify for “qualified dividend income” treatment, redemptions made by us of our stock would be subject to an excise tax of 1% of the fair market value of such stock under Section 4501 of the Code, and our U.S. affiliates after the completion of the First Merger could be subject to increased taxation under the inversion gain rules and Section 59A of the Code.
We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise be subject to unfavorable treatment as a surrogate foreign corporation for U.S. federal income tax purposes. However, the rules for determining ownership under Section 7874 of the Code are complex and unclear. Accordingly, there can be no assurance that the IRS will not take the position that Section 7874 of the Code applied to the First Merger or that a court will not agree with such a position of the IRS in the event of litigation.
If a U.S. holder is treated as owning at least 10% of our ordinary shares, such U.S. holder may be subject to adverse United States tax consequences.
If a U.S. holder is treated as owning, directly, indirectly or constructively, at least 10% of the value or voting power of our Ordinary Shares, such U.S. holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group, if any. Generally, a non-United States corporation is deemed as a controlled foreign corporation if more than 50% of its stock (by voting power or value) of is owned (directly, indirectly or constructively) by United States shareholders. We will generally be classified as a controlled foreign corporation if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by United States shareholders. Although we are not likely to be a controlled foreign corporation, because our group includes United States subsidiaries, certain of our non-United States subsidiaries will likely be treated as controlled foreign corporations. We cannot provide any assurances that we will assist our investors in determining whether any of our non-United States subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any United States shareholder information that may be necessary to comply with its reporting and tax paying obligations as a result. U.S. holders should consult their tax advisors regarding the potential application of these rules to their investment in our Ordinary Shares.

USE OF PROCEEDS
We will receive proceeds of up to an aggregate of US$132,250,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.
We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DESCRIPTION OF OUR SECURITIES
Baird Medical is a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act (As Revised) below, and the common law of Cayman Islands. The following are summaries of certain material provisions of our Amended and Restated Memorandum and Articles of Association (the “Articles”), attached as an exhibit to prospectus. You are encouraged to read the relevant provisions of the Companies Act (As Revised) and the Articles as they relate to the following summary.
Authorized Share Capital
As of the date of this prospectus, our authorized share capital is US$50,500 divided into 505,000,000 shares of a nominal or par value of US$0.0001 each, consisting of two share classes as follows: (i) 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each (the “Ordinary Shares”) and (ii) 5,000,000 series A convertible preferred shares of a nominal or par value of US$0.0001 each (the “Series A Preferred Shares”).
As of the date of this prospectus, we had 42,208,763 Ordinary Shares and 290,000 Series A Preferred Shares issued and outstanding.
Ordinary Shares
General
All of our issued Ordinary Shares are fully paid and non-assessable. The Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.
Dividends
The holders of Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Under Cayman Islands law, dividends may be declared and paid out of funds legally available therefor, namely out of profit or share premium, provided that in no circumstances may we pay a dividend out of share premium if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.
Register of Members
Under Cayman Islands law, we must keep a register of members and there will be entered therein:
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the names and addresses of the members with a statement of the shares held by each member, and the statement shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid or agreed to be considered as paid on the shares of each member; (iii) confirm the number and category of shares held by each member; (iv) confirm whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, our register of members is prima facie evidence of any matters by the Companies Act (As Revised) directed or authorized to be inserted therein.
Voting Rights
Each holder of Ordinary Share shall be entitled to one vote per Ordinary Share. Each holder of Series A Preferred Shares shall be entitled to no voting right.

Voting at any meeting of our shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:
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the chairperson of such meeting;

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by at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

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by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

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by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding our shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by our shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to the Articles, a reduction of share capital and the winding up of Baird Medical, our shareholders may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Act (As Revised) to call shareholders’ annual general meetings. The Articles provide that we shall, if required by the Companies Act (As Revised), in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting shall be held at such time and place as may be determined by our directors in accordance with the rules of Nasdaq, unless Nasdaq does not require the holding of an annual general meeting. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by our board of directors. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.
Shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of our board of directors. Advance notice of not more than sixty nor less than ten clear days is required for the convening of an annual general shareholders’ meeting (if any) and any other general meeting of shareholders. A quorum required for any general meeting of shareholders consists of two shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of our total issued voting shares throughout the meeting.
The Companies Act (As Revised) does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting.
Transfer of Ordinary Shares
Subject to the restrictions as set out in the Articles, our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq, the SEC and/or any competent regulatory authority or any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq, the SEC and/or any competent regulatory authority.
Our board of directors may decline to register any transfer of any Ordinary Share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Shares is to be transferred does not exceed four; and

•
a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If the shares in question were issued in conjunction with rights, options and warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, our board of directors shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such right, option or warrant.
If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required in accordance with the rules of Nasdaq, the SEC and/or any other competent regulatory authority be suspended and the register of members closed for transfer at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for transfer for more than 40 days in any year as the board may determine. The period of forty (40) days may be extended for a further period or periods not exceeding forty (40) days in respect of any year if approved by the shareholders by ordinary resolution.
Liquidation
On a winding up of Baird Medical, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. We may also repurchase any of our shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by the Articles. Under the Companies Act (As Revised), the redemption or repurchase of any share may be paid out of our profits, share premium or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act (As Revised) no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
Whenever our capital is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a shareholder being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum (whatever the number of shares held by them)). The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Changes in Capital
Subject to the restrictions as set out in the Articles, we may from time to time by ordinary resolution:
•
increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•
consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•
divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting, as the directors may determine;

•
sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by our memorandum of association; and

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act (As Revised) and confirmation by the Grand Court of the Cayman Islands on an application by us for an order confirming such reduction, we may by special resolution reduce our share capital, any capital redemption reserve or other undistributable reserves in any manner authorized by law.
Issuance of Additional Shares
Subject to the restrictions as set out in the Articles, the Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Appointment and Removal of Directors
Under the Articles, our board of directors shall initially consist of up to seven directors, who shall be appointed to the board as follows:
(a)   one of which (the “Sponsor Director”) shall be appointed by the Sponsor by written notice to our company (without further resolutions of the board or the shareholders), provided, that the right of Sponsor to appoint the Sponsor Director shall terminate on the date Sponsor ceases to beneficially own at least 25% of the shares held by Sponsor as of the closing date of the Business Combination Agreement.
(b)   four of which (collectively, the “Betters Directors”) shall be appointed by Betters Medical (or its affiliates) by written notice to our company (without further resolutions of the board or the shareholders), provided, that the number of Betters Directors that Betters Medical shall be entitled to appoint shall increase or decrease, as applicable, in proportion to the number of shares beneficially owned by Betters Medical (or its affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of directors;
(c)   two of which shall be nominated and elected in accordance with the terms of the Articles.

Subject to the above, we may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and our directors shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.
Under the Articles, a director (other than the Sponsor Director and any of the Betters Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Articles or in any agreement between our company and such director. Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Betters Directors may be removed by Betters Medical (or its affiliates), in each case, by written notice to our company. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor and/or Betters Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director.
Under the Articles., a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to us; (iv) other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Articles.
Under the Articles, the number of directors to be appointed to the board may only be increased or decreased upon the mutual written agreement of Betters Medical and the Sponsor; provided, that no reduction in the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Inspection of Books and Records
Holders of Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of a list of our shareholders or our corporate records. However, the Articles provide our shareholders with the right to inspect our register of shareholders without charge and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions
Some provisions of the Articles may discourage, delay or prevent a change of control in our company or management that shareholders may consider favorable, including provisions that:
(a)
specifically provide for the Sponsor’s and Betters Medical’s right to appoint and/or remove the Sponsor Director and the Betters Directors (as the case may be) without further approval from the shareholders; and

(b)
limit the ability of shareholders to requisition and convene general meetings of shareholder.

The Articles and Cayman Islands law also require a special resolution to amend the Articles. Such requirement may prevent our shareholders from effecting a change of our management and/or removing provisions in our constitutional documents that may have an anti-takeover effect.
Warrants
Following the consummation of the Business Combination, each warrants of ExcelFin outstanding immediately prior to the Effective Time ceased to be a warrant with respect to ExcelFin Common Stock and was assumed by us and converted into an Assumed Public Warrant entitling the holder thereof to purchase one Ordinary Share. Each Assumed Public Warrant otherwise continues to have and be subject to substantially the same terms and conditions as were applicable to such ExcelFin Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions), as set forth below.
Public Stockholders’ Warrants
Each whole public warrant entitles the registered holder to purchase one share of our Ordinary Share at a price of US$11.50 per share, subject to adjustment as discussed below. Pursuant to the public warrant agreement, a public warrant holder may exercise public warrants only for a whole number of Ordinary Shares. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Ordinary Shares is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Ordinary Shares issuable upon exercise of the public warrants and to maintain a current prospectus relating to those Ordinary Shares until the public warrants expire or are redeemed. Notwithstanding the above, if our Ordinary Shares are at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We have agreed that any action, proceeding or claim against us arising out of or relating in any way to the public warrant agreement will be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. However, the enforceability of similar exclusive forum provisions (including exclusive forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act or the Exchange Act) in other companies’ organizational documents has been challenged in legal proceeds, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our public warrant agreement. Notwithstanding the foregoing, these provisions of the public warrant agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreements. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Redemption of Public Warrants
Once the public warrants become exercisable, we may call the public warrants for redemption:
•
in whole and not in part;

•
at a price of US$0.01 per public warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and

•
if, and only if, the last reported sale price of the Ordinary Shares has been at least US$18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the US$18.00 redemption trigger price as well as the US$11.50 public warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value”(as defined below) of the Ordinary Shares over the exercise price of the public warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted last reported price of the Ordinary Shares as reported for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary, pursuant to the public warrant agreement. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding Ordinary Shares is increased by a stock dividend payable in the Ordinary Shares, or by a split-up of shares of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (1) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (2) one minus the quotient of (x) the price per share of Ordinary Shares paid in such rights offering divided by (y) the historical fair market value. For these purposes if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume-weighted average price of the Ordinary Shares during the ten trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Notwithstanding anything to the contrary, no shares of Ordinary Shares shall be issued at less than their par value.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such shares of Ordinary Shares (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the exercise price of a public warrant will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Ordinary Shares in respect of such event.
If the number of outstanding shares of our Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In addition, if (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than US$9.20 per Ordinary Share (with such newly issued price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination is below US$9.20 per share, then the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination and the newly issued price and the US$18.00 per share redemption trigger price described under “Redemption of public warrants” above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination and the newly issued price.
In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the public warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the public warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the public warrant holder for the loss of the option value portion of the public warrant due to the requirement that the public warrant holder exercise the public warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The public warrants have been issued in registered form under the public warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The public warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other modification or amendment, including any modification or amendment to increase the exercise price of the public warrants or shorten the exercise period.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their public warrants and receive the Ordinary Shares.
Our Transfer Agent and Warrant Agent
The transfer agent for our Ordinary Shares and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Differences in Corporate Law
The Companies Act (As Revised) is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act (As Revised) and the current Companies Act of England. In addition, the Companies Act (As Revised) differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act (As Revised) applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

	Cayman Islands	Delaware
Mergers and Similar Arrangements
The Companies Act (As Revised) permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:
•
the merger agreement does not amend in any respect its certificate of incorporation;

•
each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

•
either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

Cayman Islands	Delaware

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act (As Revised). The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act (As Revised) also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or
Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Cayman Islands	Delaware

meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act (As Revised).

The Companies Act (As Revised) also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights,

	Cayman Islands	Delaware
which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her

	Cayman Islands	Delaware

judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Articles.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
by reason of the fact that he or she is or was a director or officer of the corporation.
Directors’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.
The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

	Cayman Islands	Delaware
these authorities are likely to be followed in the Cayman Islands.
In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent
Cayman Islands law and our Amended and Restated Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.
Shareholder Proposals
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. However, the Articles do not contain such rights. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

	Cayman Islands	Delaware
Removal of Directors
Under our Articles, a director (other than the Sponsor Director and any of the Betters Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Articles or in any agreement between our company and such director. Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Betters Directors may be removed by Betters Medical (or its affiliates), in each case, by written notice to our company. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor and/or Betters Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director. Under the Articles, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to our company; (iv) other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Articles.

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is

	Cayman Islands	Delaware

significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Variation of Rights of Shares
Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two- thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

	Cayman Islands	Delaware
Amendment of Governing Documents	Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders
There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.
Under Delaware General Corporation Law, there are no restrictions on foreign shareholders, and all the stock or membership interests in a Delaware company can be owned by non-U.S. nationals.
Special Considerations for Exempted Companies
We are an exempted company incorporated with limited liability under the Companies Act (As Revised) of the Cayman Islands. The Companies Act (As Revised) of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•
does not have to file an annual return of its shareholders with the Registrar of Companies;

•
is not required to open its register of members for inspection;

•
does not have to hold an annual general meeting;

•
may issue shares with no par value;

•
may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
may register as a limited duration company; and

•
may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Ordinary Shares. In addition, there are no provisions in the our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Enforceability of Civil Liability under Cayman Islands Law
There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•
where this is necessary for the performance of our rights and obligations under any purchase agreements;

•
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign regulatory authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA. We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data. We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SELLING SECURITYHOLDERS
This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, which were issued to Betters Medical in connection with the Business Combination valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure on June 25, 2025; (2) 6,028,406 issued and outstanding Sponsor Shares, comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by Cohen, which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by GFC upon conversion of 290,000 GFC Shares acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the terms of the Amended and Restated Articles of Association of the Company; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune, which were issued to Grand Fortune valued at US$6.75 per share. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the persons named in the table below.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus, assuming the full conversion of GFC Shares into 290,000 Ordinary Shares, and assuming that the Earnout Shares will be vested. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The securities owned by the persons named below do not have voting rights different from the securities owned by other holders.
	Securities beneficially owned prior to this offering		Securities to be sold in this offering	Securities beneficially owned after this offering
Name of Selling Securityholder	Ordinary Shares	%(1)	Ordinary Shares	Ordinary Shares(1)(2)	%(1)(2)
ExcelFin SPAC LLC(3)	4,773,406	12.9	4,773,406	—	—
Nautilus Master Fund LP(4)	125,000	0.3	125,000	—	—
Highbridge Tactical Credit Master Fund LP(5)	99,625	0.3	99,625	—	—
Highbridge Tactical Credit Institutional Fund Ltd(6)	25,375	0.1	25,375	—	—
Radcliffe SPAC Master Fund LP(7)	125,000	0.3	125,000	—	—
Fir Tree Value Master Fund LP(8)	1,669	*	1,669	—	—
Fir Tree Capital Opportunity Master Fund LP(9)	1,018	*	1,018	—	—
Fir Tree Capital Opportunity Master Fund III LP(10)	1,667	*	1,667	—	—
FT SOF XIII (SPAC) Holdings LLC(11)	24,225	0.1	24,225	—	—
Boston Patriot Merrimack St LLC(12)	96,421	0.3	96,421	—	—
Camac Fund LP(13)	75,000	0.2	75,000	—	—
Exos Collateralized SPAC Holdings Fund LP(14)	80,000	0.2	80,000	—	—
AQR Absolute Return Master Account LP(15)	7,735	0.0	7,735	—	—
AQR SPAC Opportunities Offshore Fund LP(16)	3,425	*	3,425	—	—
AQR TA Global Alpha Fund LP(17)	5,036	0.0	5,036	—	—
AQR Funds – AQR Diversified Arbitrage Fund(18)	46,529	0.1	46,529	—	—
AQR Global Alternative Investment Offshore Fund LP- SPACs Sleeve(19)	62,275	0.2	62,275	—	—
James Lee Lapp(20)	12,500	0.0	12,500	—	—
Perga Capital Partners LP(21)	50,000	0.1	50,000	—	—
TQ Master Fund LP(22)	50,000	0.1	50,000	—	—
RLH SPAC Fund LP(23)	37,500	0.1	37,500	—	—
BoothBay Absolute Return Strategies LP(24)	33,733	0.1	33,733	—	—
Boothbay Diversified Alpha Master Fund LP(25)	29,590	0.1	29,590	—	—
Sandia Crest LP(26)	17,993	0.0	17,993	—	—
Crestline Summit Master SPC – Peak SP(27)	14,792	0.0	14,792	—	—
Crestline Summit Master SPC – Crestline Summit APEX SP(28)	3,559	0.0	3,559	—	—
Walleye Opportunities Master Fund Ltd(29)	16,887	0.0	16,887	—	—
Walleye Investments Fund LLC(30)	8,446	0.0	8,446	—	—
Tenor Opportunity Master Fund Ltd(31)	75,000	0.2	75,000	—	—
Fifth Lane Partners Fund LP(32)	125,000	0.3	125,000	—	—
Auto King International Limited(33)	18,195,281	49.2	18,195,281	—	—
Brilliant Cut Limited(34)	1,362,369	3.7	1,362,369	—	—
Daily Charm Holdings Limited(35)	1,329,505	3.6	1,329,505	—	—
Cosmic Discovery Limited(36)	765,181	2.1	765,181	—	—
Rainbow Avenue Limited(37)	697,840	1.9	697,840	—	—
Mighty Sino International Limited(38)	697,083	1.9	697,083	—	—

	Securities beneficially owned prior to this offering		Securities to be sold in this offering	Securities beneficially owned after this offering
Name of Selling Securityholder	Ordinary Shares	%(1)	Ordinary Shares	Ordinary Shares(1)(2)	%(1)(2)
Pride Supreme Limited(39)	480,283	1.3	480,283	—	—
Good Hero Global Limited(40)	389,738	1.1	389,738	—	—
Tiger Goal Limited(41)	293,349	0.8	293,349	—	—
Major Delight Limited(42)	145,410	0.4	145,410	—	—
Success Avenue Limited(43)	130,599	0.4	130,599	—	—
Grand Fortune Capital (H.K.) Company Limited(44)	2,464,985	6.7	2,464,985	—	—
Grand Fortune Capital, LLC(44)	290,000	0.8	290,000	—	—
Courage Elite Limited(45)	512,848	1.4	512,848	—	—
China Venture Capital (Hong Kong) Co., Limited(46)	256,425	0.7	256,425	—	—
IPE Group Limited(47)	256,425	0.7	256,425	—	—
Weitian Limited(48)	69,835	0.2	69,835	—	—
J.V.B. Financial Group, LLC(49)	50,000	0.1	50,000	—	—
Total	34,415,562	93.0	34,415,562	—	—

*
representing shareholding less than 0.01%

(1)
The percentage of beneficial ownership is calculated based on 37,015,899 Ordinary Shares outstanding on the date of this prospectus, assuming the full conversion of the GFC Shares into 290,000 Ordinary Shares, and does not include 11,500,000 Ordinary Shares issuable upon the exercise of outstanding warrants.

(2)
Assumes the sale of all Registered Securities offered in this prospectus.

(3)
The sponsor is managed by Grand Fortune Capital, LLC. Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”) controls Grand Fortune Capital, LLC (“GFC”) and is managed by an investment committee (“GFCHK Investment Committee”) consisting of three members, Goh Lin Piao, James Ouyang and Ralph Cho. Any action by GFC with respect to shares of ExcelFin Class A Common Stock held directly by the sponsor, including voting and dispositive decisions, requires at least a majority vote of the members of the GFCHK Investment Committee. Each member of the GFCHK Investment Committee disclaims beneficial ownership of the shares held by GFC.

(4)
The address of Nautilus Master Fund LP is c/o Periscope Capital Inc, Bay Adelaide Centre 333 Bay St, Ste 1240, Toronto ON M5H 2R2, Canada.

(5)
The address of Highbridge Tactical Credit Master Fund LP is c/o Highbridge Capital Management LLC, 277 Park Ave, 23rd Floor, New York, NY 10172.

(6)
The address of Highbridge Tactical Credit Institutional Fund Ltd is c/o Highbridge Capital Management LLC, 277 Park Ave, 23rd Floor, New York, NY 10172.

(7)
The address of Radcliffe SPAC Master Fund LP is c/o Radcliffe Capital Management LP, 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(8)
The address of Fir Tree Value Master Fund LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(9)
The address of Fir Tree Capital Opportunity Master Fund LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(10)
The address of Fir Tree Capital Opportunity Master Fund III LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(11)
The address of FT SOF XIII (SPAC) Holdings LLC is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(12)
The address of Boston Patriot Merrimack St LLC is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(13)
The registered address of Camac Fund LP is 2 Pheasant Ridge Road, Ossining, NY 10562.

(14)
The registered address of Exos Collateralized SPAC Holdings Fund LP is 31 East 32nd Street, Third Floor, New York, NY 10016.

(15)
The registered address of AQR Absolute Return Master Account LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(16)
The registered address of AQR SPAC Opportunities Offshore Fund LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(17)
The registered address of AQR TA Global Alpha Fund LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(18)
The registered address of AQR Funds — AQR Diversified Arbitrage Fund is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(19)
The registered address of AQR Global Alternative Investment Offshore Fund LP — SPACs Sleeve is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(20)
The address of James Lee Lapp is 26 Amberley Court, Richmond, RI 02812.

(21)
The registered address of Perga Capital Partners LP is 1000 Biscayne Blvd, Apt 1501, Miami, FL 33132.

(22)
The registered address of TQ Master Fund LP is 331 Park Ave S, Third Floor, New York, NY 10010.

(23)
The registered address of RLH SPAC Fund LP is 119 Hicks Lane, Great Neck, NY 11024.

(24)
The registered address of BoothBay Absolute Return Strategies LP is 140 East 45th Street, New York, NY 10017.

(25)
The registered address of Boothbay Diversified Alpha Master Fund LP is 140 East 45th Street, New York, NY 10017.

(26)
The registered address of Sandia Crest LP is 201 Washington Street, Suite 2600, Boston, MA 02108.

(27)
The registered address of Crestline Summit Master SPC — Peak SP is 201 Main Street, Fort Worth, TX 76102.

(28)
The registered address of Crestline Summit Master SPC — Crestline Summit APEX SP is 201 Main Street, Fort Worth, TX 76102.

(29)
The registered address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane North, Plymouth, MN 55448.

(30)
The registered address of Walleye Investments Fund LLC is 2800 Niagara Lane North, Plymouth, MN 55447.

(31)
The address of Tenor Opportunity Master Fund Ltd is c/o Tenor Capital, 810 Seventh Ave, Suite 1905, New York, NY 10019.

(32)
The registered address of Fifth Lane Partners Fund LP is 3300 N IH-35, Suite 380, Austin, TX 78705.

(33)
Auto King International Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Auto King International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Auto King International Limited is a holding company controlled by Ms. Wu, the founder of the PRC operating entities of our Company. Auto King International Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company.

(34)
Brilliant Cut Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Brilliant Cut Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Brilliant Cut Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. One of the investors further participated in the series B investments in the PRC operating entities of Betters Medical in December 2018. Brilliant Cut Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 1,362,369 Ordinary Shares of the Company held by Brilliant Cut Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.9 per share.

(35)
Daily Charm Holdings Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Daily Charm Holdings Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Daily Charm Holdings Limited is held by an investor who participated in the series A investments and the series B investments in the PRC operating entities of Betters Medical in July 2018 and December 2018, respectively. Daily Charm Holdings Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 1,329,505 Ordinary Shares of the Company held by Daily Charm Holdings Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.5 per share.

(36)
Cosmic Discovery Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Cosmic Discovery Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Cosmic Discovery Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in August 2018. Cosmic Discovery Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 765,181 Ordinary Shares of the Company held by Cosmic Discovery Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(37)
Rainbow Avenue Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Rainbow Avenue Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Rainbow Avenue Limited is held by an investor who participated in the series A investments in the PRC operating entities of Betters Medical in August 2018. Rainbow Avenue Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 697,840 Ordinary Shares of the Company held by Rainbow Avenue Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(38)
Mighty Sino International Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Mighty Sino International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Mighty Sino International Limited are held by two investors who participated in the series A investments and the series B investments in the PRC operating entities of Betters Medical in June 2018 and December 2018, respectively. Mighty Sino International Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 697,083 Ordinary Shares of the Company held by Mighty Sino International Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB2.4 per share.

(39)
Pride Supreme Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Pride Supreme Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Pride Supreme Limited is held by an investor who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. Pride Supreme Limited

acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 480,283 Ordinary Shares of the Company held by Pride Supreme Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.
(40)
Good Hero Global Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Good Hero Global Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Good Hero Global Limited is held by two investors who acquired shareholding of the PRC operating entities of Betters Medical from Ms. Haimei Wu in June 2018. Good Hero Global Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 389,738 Ordinary Shares of the Company held by Good Hero Global Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.9 per share.

(41)
Tiger Goal Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Tiger Goal Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Tiger Goal Limited is held by an investor who participated in the series B investments in the PRC operating entities of Betters Medical in January 2021. Tiger Goal Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 293,349 Ordinary Shares of the Company held by Tiger Goal Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB3.8 per share.

(42)
Major Delight Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Major Delight Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Major Delight Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. Major Delight Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 145,410 Ordinary Shares of the Company held by Major Delight Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(43)
Success Avenue Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Success Avenue Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Success Avenue Limited is held by an investor who participated in the series B investments in the PRC operating entities of Betters Medical in January 2019. Success Avenue Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 130,599 Ordinary Shares of the Company held by Success Avenue Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB4.0 per share.

(44)
Includes (i) 2,464,985 Ordinary Shares held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), consisting of 1,881,456 Ordinary Shares held by Grand Fortune after the Pro Rata Distribution and 583,529 Ordinary Shares issued to Grand Fortune at US$6.75 per share; in June 2023, Grand Fortune acquired shareholding of Betters Medical from a previous investor of Betters Medical, which enabled Grand Fortune to received 1,881,456 Ordinary Shares after the Pro Rata Distribution, which, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB33.5 per share; and (ii) 290,000 GFC Shares; on September 30, 2024, the Company entered into a Subscription Agreement with GFC, pursuant to which the Company issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value US$0.0001 per share, of the Company for a purchase price of $2.9 million. Grand Fortune is a company incorporated under the laws of Hong Kong. The registered address of Grand Fortune is Flat/Rm 2, 5/F, Greenfield Tower, Concordia Plaza, No. 1 Science Museum Road, Tsim Sha Tsui, Kowloon, Hong Kong. GFC is controlled by Grand

Fortune. GFC is a limited liability company organized under the laws of the State of Delaware. The address of GFC is 660 Newport Center Drive, Suite 1250, Newport Beach, CA 92660.
(45)
Courage Elite Limited is a company incorporated under the laws of Hong Kong. The registered address of Courage Elite Limited is Unit 3A, Cheong Sun Tower, 116-118 Wing Lok Street, Sheung Wan. Hong Kong. Courage Elite Limited participated in the series C investments in Betters Medical in June 2021. The 512,848 Ordinary Shares of the Company held by Courage Elite Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.

(46)
China Venture Capital (Hong Kong) Co., Limited is a company incorporated under the laws of Hong Kong. The registered address of China Venture Capital (Hong Kong) Co., Limited is 15A, Fortis Tower, 77-79 Gloucester Road, Hong Kong. China Venture Capital (Hong Kong) Co., Limited participated in the series C investments in Betters Medical in June 2021. The 256,425 Ordinary Shares of the Company held by China Venture Capital (Hong Kong) Co., Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.

(47)
IPE Group Limited is a company incorporated under the laws of Hong Kong. The registered address of IPE Group Limited is Unit 5-6, 23/F, Enterprise Square 3, 39 Wang Chiu Road, Kowloon Bay, Hong Kong. IPE Group Limited participated in the series C investments in Betters Medical in June 2021. The 256,425 Ordinary Shares of the Company held by IPE Group Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.

(48)
Weitian Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Weitian Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Weitian Limited participated in the series C investments in Betters Medical in June 2021 and subsequently transferred a portion of its shareholding in Betters Medical to a third party in 2023. The 69,835 Ordinary Shares of the Company held by IPE Group Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB2.2 per share.

(49)
In January 2025, we issued 50,000 Ordinary Shares to J.V.B. Financial Group, LLC pursuant to certain engagement letter entered between J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division and ExcelFin dated February 23, 2023 and amended on September 27, 2024. J.V.B. Financial Group, LLC is a subsidiary of J.V.B. Financial Holdings, LLC which is owned by Cohen & Company, LLC, the operating entity for Cohen & Company Inc., which is controlled by its CEO, Lester Brafman. The person having voting and dispositive power over J.V.B. is Jerry Serowik. The address of the persons and entities listed above is 2929 Arch Street, Ste 1703, Philadelphia, PA.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 11,500,000 Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the warrant, we will, within the time allotted by the agreement governing the warrants, issue instructions to our transfer agent to issue Ordinary Shares to the holder. If, at the time the Public Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Public Warrants will be issued free of a restrictive legend. We could potentially receive up to an aggregate of US$132,250,000 from the exercise of the Warrants, assuming the exercise in full of all of these warrants for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at US$1.07 on August 5, 2026, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants.
We are also registering the resale, from time to time, by the Selling Securityholders, or their permitted transferees, of up to 34,415,562 Ordinary Shares. The aggregate proceeds to the Selling Securityholders from the sale of such securities will be the purchase price of the securities less any discounts and commissions. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Securities to be made directly or through agents. We will not receive any of the proceeds from the sale of the securities registered hereby by the Selling Securityholders.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities covered by this prospectus that are beneficially owned by the Selling Securityholders may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our securities.
Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, us and may include the executive officers, directors and significant shareholders of us.
The term “Selling Securityholders” includes pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the Selling Securityholders named in this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Registered Securities offered by the Selling Securityholders under this prospectus may be sold from time to time to purchasers:
•
directly by the Selling Securityholders;

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Registered Securities;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•
through an exchange distribution in accordance with the rules of the applicable exchange;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
through the settlement of short sales,

•
any other method permitted pursuant to applicable law; and

•
a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Securities by the Selling Securityholders.
The Registered Securities may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more transactions:
•
on any securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale, including Nasdaq;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

In connection with the sales of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:
•
engage in short sales of the securities in the course of hedging their positions;

•
sell the securities short and deliver the securities to close out short positions;

•
loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell; or

•
enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
At the time a particular offering of the Registered Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Registered Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
There can be no assurance that the Selling Securityholders will sell any or all of the Registered Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Registered Securities by other means not described in this prospectus. In addition, any Registered Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders and any other persons participating in the sale of the Registered Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Securities to engage in market-making activities with respect to the particular Registered Securities being distributed. This may affect the marketability of the Registered Securities and the ability of any person or entity to engage in market-making activities with respect to the Registered Securities.

With respect to those Registered Securities being registered pursuant to the A&R Registration Rights Agreement, the Subscription Agreement and the Backstop Agreement, we and the Selling Securityholders have agreed to indemnify or hold harmless each other and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may also indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Securities against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

TAXATION
Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information — E. Taxation” in our 2025 20-F, which is incorporated by reference herein, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN
THE UNITED STATES
We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:
•
the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
We conduct substantially all of our operations outside the United States, and substantially all of our assets are located outside the United States. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Cayman Islands
There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC
There is uncertainty as to whether the courts of China would:
•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against it or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against Holdco in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

EXPENSES RELATED TO THE OFFERING
We estimate the following expenses in connection with the offer and sale of our Ordinary Shares by the Selling Securityholders. With the exception of the SEC Registration Fee, all amounts are estimates.
SEC registration fee	$36,568
FINRA filing fee	—
Legal fees and expenses	45,000
Accountants’ fees and expenses	150,000
Printing expenses	3,000
Transfer agent fees and expenses	1,000
Miscellaneous costs	10,000
Total	$245,568

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS
We are being represented by Baker & McKenzie LLP with respect to certain legal matters as to United States federal securities and New York State law, and by Conyers Dill & Pearman with respect to certain legal matters as to Cayman Islands law. Baker & McKenzie LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law.

EXPERTS
The consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated in this registration statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2025, as amended by Amendment No. 1 on Form 20-F/A filed with the SEC on July 27, 2026, have been in reliance upon the report of Guangdong Prouden CPAs GP, an independent registered public accounting firm, and on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information. We also maintain a website at www.bairdmed.com, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.